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                                  UNITED STATES


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number  000-32841
                                                                     ---------

                           Sherwood Capital III Corp.
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             (Exact name of registrant as specified in its charter)

    211 N. Robinson, Suite 200, Oklahoma City, Oklahoma 73102 (405) 235-5728
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Common Stock
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            (Title of each class of securities covered by this Form)

                                       N/A
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duly to file reports:

     Rule 12g-4(a)(1)(i)     [X]                 Rule 12h-3(b)(1)(i)      [ ]
     Rule 12g-4(a)(1)(ii)    [ ]                 Rule 12h-3(b)(1)(ii)     [ ]
     Rule 12g-4(a)(2)(i)     [ ]                 Rule 12h-3(b)(2)(i)      [ ]
     Rule 12g-4(a)(2)(ii)    [ ]                 Rule 12h-3(b)(2)(ii)     [ ]
                                                 Rule 15d-6               [ ]
Approximate number of holders of record as of the certification or notice date:
          105
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Company has no active business and insufficient funds to file reports required.

Pursuant to the requirements of the Securities and Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  June 22, 2004                 By: /s/  Mark A. Robertson
       -------------                     --------------------------------------
                                              Mark A. Robertson, Secretary

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 9134. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

                    Persons  who  respond  to  the   collection  of  information
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